Exhibit 10.1
1050 LEASE

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made and entered into as of the 3rd day of August, 2011 by and between MIAMI-DADE COUNTY, FLORIDA, a political subdivision of the State of Florida, formerly known as Metropolitan Dade County, Florida (the “County”) and ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, (the “Lessee”).

RECITALS

A.   The County and Royal Caribbean Cruise Line, Inc., a Florida corporation (“RC”) entered into that certain Office Building Lease Agreement dated July 25, 1989, as amended by that certain Amendment to Office Building Lease Agreement dated July 25, 1989 between the County and RC (collectively, the “Lease”) with respect to that certain office building located at 1050 Caribbean Way, Miami, Florida 33132 (the “Building”).

B.   RC assigned all of its right, title and interest in the Lease to Lessee.

C.   The County and Lessee desire to modify and amend certain terms and provisions of the Lease, as hereinafter set forth.

NOW THEREFORE for the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as for the mutual covenants contained herein, the parties hereby agree as follows:

1.   Recitals. The Recitals to this Second Amendment are true and correct and are incorporated herein by reference and made a part hereof.

2.   Defined Terms.  Any defined terms utilized in this Second Amendment but not defined herein shall have the meanings ascribed to said terms in the Lease.

3.   Master Agreement.  The County and Lessee acknowledge and agree that Lessee has fully performed all of its duties and obligations under the Master Agreement and that the Master Agreement is of no further force and effect.

4.   Bonds.  The County and Lessee acknowledge and agree that the Bond or Bonds utilized to finance the acquisition of the Project under the Master Agreement have been paid off in full by Lessee and that SunTrust Bank/Miami N.A. (the “Lender”) has released all of its collateral in connection with the Bonds including, without limitation: (a) the Assignment of Base Rent Under the Office Building Lease from the County in favor of Lender which was recorded March 22, 1991 in Official Records Book 14950 at Page 1894 of the Public Records of Miami-Dade County, Florida; (b) the Collateral Assignment of Office Building Lease from RC and Royal Caribbean, Inc. (“RCI”) in favor of Lender recorded March 22, 1991 in Official Records Book 14950, at Page 1885 of the Public Records of Miami-Dade County, Florida; (c) that certain Lease Guaranty Agreement dated March 19, 1991 from RCI in favor of Lender; and (d) that Promissory Note, dated March 19, 1991 in the original principal amount of Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00) from the County and accepted by RC and RCI in favor of Lender.

5.   Extension of Term.  The County and Lessee acknowledge and agree that the Lease Commencement Date was April 1, 1991 and that the Initial Term of the Lease has been extended by letter dated September 29, 2010 from Lessee to the County and the Lease currently expires on March 31, 2016.  The County and Lessee hereby agree to extend the term of the Lease until March 31, 2021 (the “Term Expiration Date”), under the same covenants, agreements, provisions and conditions contained in the Lease, except as modified by this Second Amendment.

6.   Extended Term.  Article 3.2 of the Lease is hereby amended and restated in its entirety to read as follows:

“3.2  Extended Term.  Lessee shall have the option to extend the term of this Lease for the Leased Premises for two (2) consecutive terms (each an “Extended Term”) of five (5) years each, the first Extended Term, if such option is exercised, to commence from the Term Expiration Date, provided, however, that at the time of exercise of the respective option Lessee shall not be in default hereunder. Each option shall be exercised by written notice to County given at least six (6) months prior to the expiration of the Term Expiration Date or the applicable Extended Term. Each Extended Term shall be upon the same covenants, agreements, provisions and conditions that are contained herein for the Initial Term, except as expressly provided herein to the contrary.”

7.   Base Rent.  Article 5.1 of the Lease is hereby amended and restated in its entirety to read as follows:

“Base Rent.

a.           The Base Rent shall be Zero and No/100 Dollars ($0.00) through and including July 31, 2015.  Commencing on August 1, 2015, the Base Rent shall be One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) payable in equal monthly installments of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), in advance, plus sales tax due on the first day of each calendar month during the balance of the Term of this Lease.  Base Rent for any period of less than one month shall be apportioned based on the number of days in that month.  Lessee will pay Annual Rent (as defined below), plus applicable sales tax, to the Miami-Dade County Seaport Department.  Base Rent has been calculated based upon the negotiated rentable square footage of the Leased Premises.

b.           The Base Rent shall be increased annually commencing August 1, 2016 and on the first day of August each year thereafter during the Term, by, for all items other than Utility Costs, the lesser of (i) two and one half percent (2.5%); or (ii) the percentage increase in the CPI over the CPI for the immediately preceding twelve (12) month period calculated from July 1 of the prior year through June 30 of the current year.  In addition, Base Rent shall be increased annually on August 1, 2016 and on the first day of August each year thereafter during the Term, by the amount of any increases in Utility Costs over the Utility Costs for the immediately preceding twelve (12) month period calculated from

July 1 of the prior year through June 30, not to exceed a four percent (4%) increase in such Utility Costs in any year.

c.           For purposes of the Lease, the term “CPI” shall mean the Consumer Price Index, U.S. City Average for all items less food and energy.  For purposes of the Lease, the term “Utility Costs” shall mean the cost to provide water, sewer and electrical services to the Leased Premises as set forth in Articles 9.1 and 9.2 for the immediately preceding twelve (12) month period calculated from July 1 through June 30 of each year.”

8.   Rent Adjustment.  Article 5.2 of the Lease is amended and restated in its entirety to read as follows:

“Rent Adjustment.  The Base Rent, as same is adjusted in accordance with Article 5.1, plus the applicable rent adjustment as provided below shall be the “Annual Rent”.  From the Effective Date through July 31, 2015, Lessee shall pay to the County as Annual Rent the Base Rent plus one hundred percent (100%) of the Cost of Services.  Commencing August 1, 2015 the Cost of Services shall be deemed included in the Base Rent for all purposes under the Lease and Lessee shall no longer be required to pay for the Cost of Services separately from Base Rent.  Therefore, notwithstanding anything to the contrary contained in this Lease, from and after August 1, 2015, the term “Annual Rent” shall mean the Base Rent as adjusted annually in accordance with Article 5.1 of the Lease, since the Base Rent will include what was formerly the Cost of Services.”

9.   Late Fee.  Article 5.3 of the Lease is hereby deleted.

10.   Ground Rent.  From the Effective Date through July 31, 2015, Lessee shall pay ground rent in accordance with Article 44 of the Lease.  Commencing August 1, 2015, Lessee shall no longer be required to pay ground rent in accordance with Article 44 of the Lease and from and after August 1, 2015, the ground rent payment referenced in Article 44 of the Lease shall be deemed included in the Base Rent for all purposes under the Lease.

11.   Additional Rent Amendment (Payment in Lieu of Taxes).  From the Effective Date through July 31, 2015, Lessee shall also pay the amounts due pursuant to Article 5.5 of the Lease.  Commencing August 1, 2015, the Base Rent shall be deemed to include the “Additional Rent Amendment (Payment in Lieu of Taxes)” attached to the Lease as Exhibit B, for all purposes under the Lease and no further payment shall be required of Lessee pursuant to Article 5.5 of the Lease; provided, however, for the year 2015, Lessee shall pay to the County pursuant to Article 5.5, One Hundred Thirty One Thousand Two Hundred Fifty and No/100 Dollars ($131,250.00) (i.e., $225,000.00 x 7 ÷ 12 = $131,250.00) which amount shall be subject to adjustment in accordance with Exhibit B to the Lease.

12.   Calculation of Cost of Services.

A. Since 2006 there has been a dispute between the County and Lessee regarding the calculation of the Cost of Services.  Beginning in 2006 the County has invoiced Lessee Nine Hundred Eighty Five Thousand Eight Hundred Twenty One and No/100 Dollars ($985,821.00) annually for the Cost of Services in connection with the Building and the building located at 1080 Port Boulevard, Port of Miami, Florida (the “1080 Building”), which is subject to that certain Office Building Lease Agreement between the County and Lessee dated January 18, 1994, as amended (the “1080 Lease”).  Lessee has disputed this amount due to the County’s inclusion of certain capital improvements and overhead rates in the calculation of the Cost of Services for the Building and the 1080 Building.  Lessee has been paying to the County Eight Hundred Eighty Two Thousand Four Hundred Nineteen and 50/100 Dollars ($882,419.50) annually since 2006 instead of the Nine Hundred Eighty Five Thousand Eight Hundred Twenty-One and No/100 Dollars ($985,821.00) invoiced by the County.  The County hereby agrees to accept the payments made by Lessee as described herein as payment in full of the Cost of Services under the Lease and in connection with the 1080 Building and the 1080 Lease and the County hereby waives any right under the Lease and the 1080 Lease to claim that Lessee has not fully paid the Cost of Services under the Lease and the 1080 Lease arising prior to January 1, 2011.

B.   The Parties hereby agree that the Cost of Services shall not include Capital Improvement costs and overhead rates in the calculation of the annual cost of providing services to the Lessee which are specified in Article 9 of the Lease. For purposes of this Lease, “Capital Improvement” shall mean non-repair, non-maintenance, non-recurring betterments or improvements to the Building which extends the useful life of the Building or increases the usefulness of the Building.

13.   Payments Under the Lease.  The County acknowledges that Lessee has paid all amounts due under the Lease for Base Rent, Annual Rent, Cost of Services, Additional Rent Amendment (Payment in Lieu of Taxes) and any other amount due from Lessee to the County under the Lease accruing prior to the Effective Date of this Second Amendment and the County hereby forever discharges and releases Lessee from all claims for amounts due under the Lease arising prior to the Effective Date of this Second Amendment.

14.   Performance under the Lease.

1.   The County acknowledges and agrees that as of the Effective Date of this Second Amendment Lessee has fully performed all of its covenants, duties and obligations under the Lease and the County hereby releases and forever waives and discharges Lessee of and from any and all claims and demands of any type or nature arising under the Lease prior to the Effective Date of this Second Amendment.

2.   Lessee acknowledges and agrees that as of the Effective Date of this Second Amendment, the County has fully performed all of its covenants, duties and obligations under the Lease and Lessee hereby releases and forever waives and discharges the County of and from any and all claims and demands of any type or nature arising under the Lease prior to the Effective Date of this Second Amendment.

15.   Repairs to Building.  The County, at its sole cost and expense, covenants and agrees to complete the repairs and improvements to the Building identified on Exhibit “A” attached hereto and made a part hereof (the “Repairs and Improvements”) in accordance with the time frame set forth on Exhibit “A” (the “Time Frames”).  If the County fails to complete the Repairs and Improvements within the Time Frames, as same may be extended as a result of

Excusable Delay, and same is not cured within the time frames set forth under Article 25.3(A) of the Lease, Lessee may cure the default in accordance with Article 25.3(B)(2) of the Lease.

16.   Redevelopment of the South West Corner.  The County has advised Lessee that the County intends to redevelop portions of the Land, including parking areas, utilized by Lessee, its employees, agents and guests.  In this regard, the County covenants and agrees to identify a substantially equivalent number of parking spaces mutually acceptable to the County and Lessee as a condition precedent to relocating any of Lessee’s surface parking, so that at all times Lessee shall have a substantially equivalent number of parking spaces for the Building.

17.   Port Security.  The County acknowledges and agrees that at all times during the term of the Lease, Lessee and its employees, agents and guests shall have unrestricted access to the Building 24 hours per day, 365/366 days per year.  The County covenants and agrees that all access restrictions affecting the Port of Miami, including, without limitation, weather and security restrictions, shall be implemented east of the parking garage thereby allowing unfettered access to the Building at all times.

18.   Costs Associated with Port Security.  In the event additional security measures at the Port of Miami are imposed for any reason above current levels and such additional security measures would require Lessee or Lessee’s employees, agents and guests to incur additional costs and expenses to obtain access to the Leased Premises, the County shall be responsible to pay all such additional costs and expenses incurred by Lessee and its employees, agents and  guests to obtain access to the Leased Premises, in order to comply with the new security measures (e.g., issuance of employee port identification cards, etc.).  If such additional security costs are actually paid by Lessee and its employees, agents and guests to obtain access to the Leased Premises, the County shall be responsible to promptly reimburse Lessee for all such additional costs and expenses incurred by Lessee and its employees, agents and guests to obtain access to the Leased Premises in order to comply with the new security measures.

19.   Access Charges.  The amount payable by Lessee pursuant to the Lease is expressly conditioned upon the County not assessing fees or charges to Lessee’s employees, Building guests and service providers in connection with their use of the Port tunnel or the Port bridge. In the event that the County assesses Lessee’s employees, Building guests and service providers fees or charges in connection with their use of the Port tunnel or the Port bridge, the County agrees to credit any payment due from Lessee under the Lease by the amount of the fees and charges paid by Lessee’s employees, Building guests and service providers in connection with their use of the Port tunnel or the Port bridge.  The parties agree to negotiate in good faith the methodology to quantify, document and disburse this credit.

20.   Casualty Insurance.  The County shall elect, on or before July 1, 2015, whether the County will (a) maintain all risk insurance in the amount of the Full Replacement Value of the Leased Premises (including tenant improvements but excluding contents and Lessee’s personal property) against the hazards, as more particularly described in Article 10.1(A) of the Lease, at the County's sole cost and expense, from and after August 1, 2015 for the balance of the Term of the Lease, as same may be extended, with commercially reasonable deductible amounts, not greater than the deductible amounts carried by Lessee for the 1080 Building, as hereinafter defined, and not under a blanket policy of insurance; or (b) require Lessee to maintain such insurance for the balance of the Term of the Lease, as same may be extended.  If the County fails to make the election on or before July 1, 2015, the County shall be deemed to have elected to have Lessee maintain such insurance.  If the County elects to have Lessee maintain such insurance, Lessee shall be entitled to a credit against Annual Rent for the cost to maintain such insurance.

21.   Damage or Destruction

A.   If the County elects to maintain the insurance required by Article 20 of this Second Amendment, then, effective August 1, 2015, Article 10.2 of the Lease is amended and restated to read as follows:

“10.2           Damage or Destruction.

A.           Repairable Within One Hundred Eighty (180) Days.  If any portion of the Leased Premises is damaged by fire, earthquake, flood or other casualty, or by any other cause of any kind or nature (the “Damaged Property”) and the Damaged Property can, in the opinion of the County’s architect (the “Architect”) reasonably exercised, be repaired within one hundred eighty (180) days from the date of the casualty or destruction, the County shall proceed immediately to make such repairs to the standards required by paragraph C below, to the extent casualty insurance proceeds are available.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided in paragraph E below, and the County shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty. A copy of the Architect’s opinion shall be delivered to the Lessee within thirty (30) days from the date of the casualty or destruction.  The Architect’s opinion shall be made in good faith after a thorough investigation of the facts required to make an informed judgment.  The Architect shall consider and include as part of his evaluation the period of time necessary to obtain the required approvals of all insurers, to order and obtain materials, and to engage contractors.

B.           Not Repairable Within One Hundred Eighty (180) Days.  If in the opinion of the Architect reasonably exercised, the Damaged Property cannot be repaired within one hundred eighty (180) days from the date of the damage, Lessee shall have the option of (i) terminating the Lease as of the date of such casualty or destruction; or (ii) having the County repair the Damaged Property within the time period reflected in the Architect’s opinion, in which event the Lease shall remain in full force and effect and the Lessee shall restore the Damaged Property in accordance with Article 10.2(A).  Any surplus shall belong to the County.

C.           Option to Terminate Not Exercised.  If Lessee does not exercise its option to terminate hereunder, the County shall, with due diligence, repair the Damaged Property as a complete architectural unit of substantially (as reasonably possible) the same usefulness, design and construction existing immediately prior to the damage.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided herein paragraph E, and County shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty.

D.           Definition of Repair.  The word “repair” shall include rebuilding, replacing, and restoring the Damaged Property.

E.           Abatement of Rent.  Annual Rent shall be equitably abated under the Lease from the date of such casualty or destruction to the date Lessee has restored the Damaged Property in accordance with Article 10.2(C).”

B.   If the County elects to have Lessee maintain the insurance required by Article 20 of this Second Amendment, then, effective, August 1, 2015, Article 10.2 of the Lease is amended and restated in its entirety to read as follows:

“10.2           Damage or Destruction.

A.           Repairable Within One Hundred Eighty (180) Days.  If any portion of the Leased Premises is damaged by fire, earthquake, flood or other casualty, or by any other cause of any kind or nature (the “Damaged Property”) and the Damaged Property can, in the opinion of the Lessee’s architect (the “Architect”) reasonably exercised, be repaired within one hundred eighty (180) days from the date of the casualty or destruction, Lessee shall proceed immediately to make such repairs to the standards required by paragraph C below to the extent casualty insurance proceeds are available.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided in paragraph E below, and Lessee shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty. A copy of the Architect’s opinion shall be delivered to the County within thirty (30) days from the date of the casualty or destruction.  The Architect’s opinion shall be made in good faith after a thorough investigation of the facts required to make an informed judgment.  The Architect shall consider and include as part of his evaluation the period of time necessary to obtain the required approvals of all insurers, to order and obtain materials, and to engage contractors.

B.           Not Repairable Within One Hundred Eighty (180) Days.  If in the opinion of the Architect reasonably exercised, the Damaged Property cannot be repaired within one hundred eighty (180) days from the date of the damage, Lessee shall have the option of (i) terminating the Lease as of the date of such casualty or destruction; or (ii) repairing the Damaged Property within the time period reflected in the Architect’s opinion, in which event the Lease shall remain in full force and effect and the Lessee shall restore the Damaged Property in accordance with Article 10.2(A).    Any surplus shall belong to the County.

C.           Option to Terminate Not Exercised.  If Lessee does not exercise its option to terminate hereunder, the Lessee shall, with due diligence, repair the Damaged Property as a complete architectural unit of substantially (as reasonably possible) the same usefulness, design and construction existing immediately prior to the damage.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided herein paragraph E, and Lessee shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty.

D.           Definition of Repair.  The word “repair” shall include rebuilding, replacing, and restoring the Damaged Property.

E.           Abatement of Rent.  Annual Rent shall be equitably abated under the Lease from the date of such casualty or destruction to the date Lessee has restored the Damaged Property in accordance with Article 10.2(C).”

22.   Subletting.  Article 19.2 of the Lease is hereby amended and restated in its entirety to read:

“Subletting.  In the event Lessee desires to sublease all or any portion of the Building in accordance with Section 2, Lessee shall give notice of the terms of such sublease to County in writing prior thereto.  Any sublease rental (whether monetary or otherwise) in excess of the rentals provided for under the Lease during the term of the sublease, less Lessee’s costs associated with the sublease shall belong to the County.  Lessee shall remit said amount to the County within thirty (30) days of receipt from the sublessee.”

23.   Notices.  Article 20 of the Lease is hereby amended and restated in its entirety to read as follows:

“Notices.  Any and all notices, requests, demands and other communications required or permitted to be given pursuant to this Lease shall be in writing (except for notices under Article 18.1) and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to County:
Miami-Dade County
Seaport Department
1015 North America Way
Miami, FL  33132
Attention:  Seaport Director

With a copy to:

County Attorneys Office
Stephen P. Clark Center
111 Northwest First Street
Suite 2810
Miami, FL  33128
Attention:  Steven Bass

If to Lessee:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL  33132
Attention:  Director, Facilities

With a copy to:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL  33132
Attention:  General Counsel

and to such other parties as shall be notified in writing by each party to the other.”

24.    Default by Lessee.  In the event of a default by Lessee under Article 25.1(2) of the Lease as a result of a violation of Article 32 of this Second Amendment, Lessee may elect to cure such default within the time frame set forth in Article 25.1(2), by electing to increase the Base Rent by One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per year or Twelve Thousand Five Hundred Thousand and No/100 Dollars ($12,500.00) per month from and after the date of such default, which increase in Base Rent shall be applicable for the balance of the term of the Lease, as same may be extended, in which event the default under Article 32 of this Second Amendment shall be deemed cured.  This increase to the Base Rent is subject to further increase annually in accordance with Article 5.1 of the Lease commencing upon the first annual adjustment in Base Rent after the additional One Hundred Fifty Thousand and No/100 Dollars becomes payable.

25.   Default by County.  Article 25.3(B) is amended and restated as follows:

“B.           Lessee’s Remedies.    If Lessee declares an event of default, Lessee may (1) withhold payment of Annual Rent due and to accrue hereunder (to the extent necessary to cover the costs estimated by Lessee to cure such default) so long as the County remains in default, or (2) cure such default and invoice County for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Lessee therefore. If County does not reimburse Lessee within thirty (30) days after it receives Lessee’s invoice, Lessee may deduct all such costs and expenses from the Annual Rent due and to become due hereunder plus interest at the rate of one and one-half percent (1 ½ %) per month.”

26.   Article 25.3(C) is hereby deleted.

27.   Estoppel Certification.

A.   Lessee represents to the County that as of the Effective Date of this Second Amendment: (i) the Lease is in full force and effect; and (ii) to the best of Lessee’s knowledge, the County is not in default in the performance of any covenant, agreement or condition contained in the Lease.

B.   The County represents to Lessee that as of the Effective Date of this Second Amendment:  (i) the Lease is in full force and effect; and (ii) to the best of the County’s knowledge, Lessee is not in default in the performance of any covenant, agreement or condition contained in the Lease.

28.   Condemnation.

A.   Taking - Lease Ends.  The last sentence of Article 33.1 of the Lease is hereby deleted and replaced by the following:

“In the event of such termination, Rent shall be equitably adjusted based upon the date of such taking.”

B.   Taking - Lease Continues.  Article 33.2 of the Lease is hereby amended and restated in its entirety to read as follows:

“Taking - Lease Continues.  If less than all of the Leased Premises shall be taken and, in Lessee’s opinion communicated by notice to County within sixty (60) days after Lessee is notified of such taking, Lessee is able to gain access to and continue the conduct of its business in the part not taken, this Lease shall remain unaffected and the Rent shall be equitably adjusted.”

C.   Temporary Taking.  The last sentence of Article 33.3 is hereby deleted and replaced with the following:

“If the Lease is terminated, Rent shall be equitably adjusted as of the date of termination.  If Lessee elects not to terminate this Lease, Rent shall be equitably adjusted as of the date of the taking for the duration of the taking.”

29.   Effective Date.  The term “Effective Date” shall mean the date this Second Amendment is last executed by the County and Lessee.

30.   Captions and Headings.  Captions and headings used herein are solely for the convenience of the parties and shall not be deemed to limit or affect the terms contained herein.

31.   Conflict.  In the event of a conflict between the terms and provisions of this Second Amendment and the terms of the Lease, this Second Amendment shall govern.

32.   Corporate Headquarters.  The Building and building located at 1080 Caribbean Way, Miami, Florida (the “1080 Building”) shall remain Lessee’s United States headquarters during the Term of this Lease unless the change in the United States headquarters of Lessee is changed as a result of a corporate merger or the sale of substantially all of the assets of Lessee to an entity not affiliated or owned or controlled in part by Lessee or its subsidiaries, divisions or affiliates.

33.   Obstruction of View.  Article 36.5 is hereby amended and restated to read as follows:

“36.5 Obstruction of View.  County agrees not to permit or allow any construction at the Port of Miami which would result in the obstruction of the view from the Building to the South or the Southwest in the area outlined in red in Exhibit “B” attached to the Second Amendment.”

34.   Ratification.  Except as herein modified the County and Lessee ratify and reaffirm all the terms and provisions of the Lease.

IN WITNESS WHEREOF, this Second Amendment has been executed and delivered as of the date first above written.

Attest: /s/ Gene Spencer Assistant Clerk	MIAMI-DADE COUNTY, FLORIDA, a political subdivision of the State of Florida By: /s/ Alina T. Hudak Name: Alina T. Hudak Title: County Manager Date Executed: 8/3/11

Approved as to form and legal sufficiency: /s/ Richard Seavey Assistant County Attorney

Witnesses: /s/ Marta I. Barrios Print Name: Marta I. Barrios /s/ Jon Jaffe Print Name: Jon Jaffe	ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation By:/s/ Adam M. Goldstein Name: Adam M. Goldstein Title: President & CEO, Royal Caribbean International Date Executed: July 14, 2011

EXHIBIT “A”

Repairs / Improvements
1050 Building

Project	Estimated Completion Date
Replace balcony railings on 3rd floor and outside 6th floor board room	August 2011
Replace all broken and cracked tiles on the balcony of the 1050 board room , 6th floor	August 201
Replace rusted exterior door handles on all three doors leading to 1050 boardroom balcony	August 2011
Replace all broken and cracked tiles on all the 1050 balconies	August 2011
Repair heating unit in 1050	Summer 2012
Install new urinals in all restrooms	August 2011

Update all restroom sinks with new faucets	August 2011
Replace all broken tiles in restrooms and tile cove baseboards	August 2011
Replace drop ceilings in all restrooms. Paint all ceilings.	August 2011
Replace mirrors in all bathrooms	August 2011
Replace down lights (high hats) in elevator lobbies, 6th floor	July 2011
Replace 1050 canopy roof at front main entrance	Summer 2012
Replace fabric awnings between 1050 and 1080 buildings	September 2011
In parking garage install new evacuation maps in all stairwell entrances; repair all egress, exit, and stairwell lights	August 2011

Exhibit B

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